Exhibit 99.1

Unusual Machines Receives $16.9 Million Purchase Order from Powerus for American-Made Drone Components

Order Helps Powerus Scale Production of Autonomous and Counter-Drone Systems to Meet Growing Demand

ORLANDO, FLORIDA / ACCESS Newswire / October 22, 2026 — Unusual Machines, Inc. (NYSE American: UMAC), a leading manufacturer of NDAA-compliant drone components, today announced that it has received a $16.9 million purchase order from Powerus Corporation (Nasdaq: PUSA), a U.S. defense technology company focused on autonomous and unmanned systems.

The order covers critical drone components, including motors, batteries, cameras, and video transmitters (VTX), for use across Powerus’s unmanned systems portfolio

“The need for effective autonomous and counter-drone systems is growing rapidly, and Powerus is turning that urgency into action,” said Allan Evans, CEO of Unusual Machines. “This latest order builds on our partnership and underscores the importance of a reliable domestic supply chain behind those systems.”

The order expands the companies’ commercial relationship as Powerus scales production to meet growing demand. It follows a previous order exceeding $5 million, announced in April 2026, and a $30 million strategic equity investment by Unusual Machines in Powerus, disclosed in June 2026.

“The autonomous systems we deliver to our global customers support missions across incredibly complex and evolving operating environments,” said Brett Velicovich, Co-founder and President at Powerus. “Working with Unusual Machines in the U.S. means we can deliver critical products faster and more affordably to our customers, no matter where they are.”

About Unusual Machines, Inc.

Unusual Machines is a leading provider of NDAA-compliant drone components, focused on building a domestic supply chain for the growing U.S. drone industry. The Company manufactures a broad portfolio of critical components, including flight controllers, electronic speed controllers, video systems, motors, FPV headsets, cameras and, following its acquisition of Upgrade Energy, batteries and power systems. Unusual Machines is expanding U.S. manufacturing to meet increasing demand from defense, enterprise, and commercial customers, while serving the consumer FPV market through its Fat Shark and Rotor Riot brands. According to Fact.MR, the U.S. drone components market represents a $3 billion to $5 billion opportunity. For more information, visit unusualmachines.com.

About Powerus

Powerus Corporation (formerly Aureus Greenway Holdings Inc., Nasdaq: PUSA) builds and scales unified autonomous systems designed to move, protect, and sustain critical assets in high-risk environments, with capabilities spanning heavy-lift platforms, autonomous air systems, autonomous maritime systems, mission systems, training and support, and U.S.-based manufacturing. Powerus Corporation also owns and manages two golf courses in the Orlando, Florida region. On October 1, 2026, Powerus completed its previously announced merger with AGH; shares continue trading on Nasdaq under the symbol PUSA. Learn more at power.us.

CONTACTS

Unusual Machines, Inc.

Investor: investors@unusualmachines.com
Media: media@unusualmachines.com

Powerus

Investor Relations:

Santosh Patel

ir@power.us

404-314-8141

Press:

Escalate PR

pr@power.us